EXHIBIT 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF THE REPORTING PERSONS

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Advent International, L.P. are set forth below. Each director’s or executive officer’s business address is c/o Advent International, L.P., Prudential Tower, 800 Boylston Street, Boston, MA, 02199-8069. Each occupation set forth opposite an individual’s name refers to Advent International, L.P. Mr. Brocklebank is a citizen of the United Kingdom and Mr. Etlin is a citizen of Brazil. All of the other persons listed below are citizens of the United States of America

Name	Present Principal Occupation
Board of Managers
James Brocklebank	Director; Senior Vice President & Managing Partner; Executive Officers’ Committee Member
John Maldonado	Director; Senior Vice President & Managing Partner; Executive Officers’ Committee Member
David Mussafer	Chairman; Managing Partner; Executive Officers’ Committee Member

Name	Present Principal Occupation
Other Non-Director Executives
Amanda McGrady Morrison	Vice President & Managing Director, Chief Legal Officer, General Counsel
Susan Gentile	Senior Vice President & Managing Director, Chief Financial Officer, Treasurer
Heather Miner	Vice President & Managing Director, Chief Operating Officer
Heather Zuzenak	Chief Compliance Officer
Patrice Etlin	Senior Vice President & Managing Partner; Executive Officers’ Committee Member